Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196551

PROSPECTUS

INTEGRATED ELECTRICAL SERVICES, INC.

3,846,153 shares of Common Stock

Issuable Upon the Exercise of Rights to Subscribe for such Shares at $5.20 per Share

We are distributing, at no charge to our stockholders, non-transferable subscription rights to purchase up to an aggregate 3,846,153 shares of our common stock, $0.01 par value per share. In the rights offering, you will receive one subscription right for each share of common stock you hold as of 5:00 p.m. Eastern Time, on July 7, 2014, the record date of the rights offering.

Each subscription right will entitle you to purchase 0.214578135 shares of our common stock at a subscription price of $5.20 per share, which we refer to as the basic subscription right, subject to certain limitations. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $5.20 per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription/escrow agent will be returned to you promptly, without interest, following the expiration of the rights offering.

We will not issue fractional shares. If the number of subscription rights you receive would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on July 29, 2014. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond August 4, 2014. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. The subscription rights may not be sold, transferred or assigned. There is no minimum subscription amount required for consummation of this rights offering.

Neither our board of directors nor its special committee which was formed for the purpose of evaluating this rights offering is making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering.

As of July 1, 2014, our controlling shareholder Tontine Capital Partners, L.P. together with its affiliates (collectively “Tontine”) beneficially owned approximately 60% of our outstanding shares of common stock. Assuming no other holders exercise their rights in this offering, and that Tontine exercises its basic and over-subscription privileges in full, after giving effect to this offering, Tontine would own approximately 67.22% of our outstanding common stock.

Due to the relationship of one of our directors with Tontine, and given Tontine’s potential participation in the rights offering, the IES board of directors decided to form a special committee to approve the rights offering (the “Special Committee”), consisting of the Board’s independent directors who have no affiliation with Tontine.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 to read about factors you should consider before exercising your subscription rights.

We may in our sole discretion cancel the rights offering at any time and for any reason. If we cancel this offering, the subscription/escrow agent will return all subscription payments it has received for the cancelled rights offering without interest or penalty.

We have engaged American Stock Transfer & Trust Company, LLC to serve as the subscription/escrow agent in connection with the rights offering. The subscription/escrow agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

This is not an underwritten offering. The subscription rights are being offered directly by us without the services of an underwriter or selling agent.

Our common stock is traded on the NASDAQ Global Market under the trading symbol “IESC.” The last reported sales price of our shares of common stock on July 1, 2014 was $6.64 per share. The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Market under the same symbol. The subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market. As of the close of business on July 1, 2014, there were 17,924,254 shares of common stock issued and outstanding.

Upon completion of the rights offering, shareholders who do not fully exercise their subscription rights will own a smaller proportional interest in us than if they had timely and fully exercised their subscription rights.

	Per Share	Total
Subscription Price	$5.20	$19,999,995.60
Estimate of Expenses	$0.07	$287,576.00
Net Proceeds	$5.13	$19,712,419.60

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2014.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights.

The distribution of this prospectus and the rights offering and sale of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any shares of common stock in any jurisdiction in which such offer or solicitation is not permitted. No action is being taken in any jurisdiction outside the United States to permit an offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

In this prospectus, the words “IES”, the “Company”, the “Registrant”, “we”, “our”, “ours” and “us” refer to Integrated Electrical Services, Inc. and, except as otherwise specified herein, to our subsidiaries. As used herein, references to our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 mean such Annual Report as amended by the Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) on January 6, 2014.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain statements that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to:

•	the ability of our controlling shareholder to take action not aligned with other shareholders;

•	the sale or disposition of the shares of our common stock held by our majority shareholder, which, under certain circumstances, would trigger change of control provisions in our severance plan or financing and surety arrangements;

•	the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership;

•	the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy;

•	limitations on the availability of sufficient credit or cash flow to fund our working capital needs and capital expenditures and debt service;

•	difficulty in fulfilling the covenant terms of our credit facilities;

•	competition in our respective industries, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects;

•	the inability to achieve, or difficulties and delays in achieving, potential benefits of the acquisition of MISCOR Group, Ltd.;

•	challenges integrating other new businesses into the Company or new types of work, products or processes into our segments;

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•	fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions;

•	a general reduction in the demand for our services;

•	a change in the mix of our customers, contracts and business;

•	our ability to successfully manage projects;

•	the possibility of errors when estimating revenue and progress to date on percentage-of-completion contracts;

•	additional closures or sales of facilities could result in significant future charges and a significant disruption of our operations;

•	inaccurate estimates used when entering into fixed-priced contracts;

•	the cost and availability of qualified labor;

•	increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion;

•	increases in bad debt expense and days sales outstanding due to liquidity problems faced by our customers;

•	the recognition of potential goodwill, long-lived assets and other investment impairments;

•	credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability of some of our customers to retain sufficient financing which could lead to project delays or cancellations;

•	accidents resulting from the physical hazards associated with our work and the potential for accidents;

•	our ability to pass along increases in the cost of commodities used in our business, in particular, copper, aluminum, steel, fuel and certain plastics;

•	potential supply chain disruptions due to credit or liquidity problems faced by our suppliers;

•	loss of key personnel and effective transition of new management;

•	success in transferring, renewing and obtaining electrical and construction licenses;

•	uncertainties inherent in estimating future operating results, including revenues, operating income or cash flow;

•	disagreements with taxing authorities with regard to tax positions we have adopted;

•	the recognition of tax benefits related to uncertain tax positions;

•	complications associated with the incorporation of new accounting, control and operating procedures;

•	the financial impact of new or proposed accounting regulations;

•	the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals;

•	warranty losses or other unexpected liabilities stemming from former segments which we have sold or closed;

•	growth in latent defect litigation in states where we provide residential electrical work for home builders not otherwise covered by insurance;

•	changes in the assumptions made regarding future events used to value our stock options and performance-based stock awards;

•	future capital expenditures and refurbishment, repair and upgrade costs; and delays in and costs of refurbishment, repair and upgrade projects; and

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•	liabilities under laws and regulations protecting the environment.

For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, including risks related to this rights offering, please read the “Risk Factors” section of this prospectus. You should understand that the foregoing, as well as other risk factors discussed in this document, as well as the other risk factors discussed in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise any information, including information concerning our controlling shareholder, net operating losses, borrowing availability, cash position or any forward-looking statements, to reflect events or circumstances that may arise after the date of this report. Forward-looking statements are provided in this prospectus pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties and risks described herein.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, IES’s common stock and our business.

Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 16 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

What is the rights offering?

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Time, on July 7, 2014, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on the record date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, which are described below. The common stock to be issued in the rights offering, like our existing shares of common stock, will be traded on the NASDAQ Global Market under the symbol “IESC.”

Why are we conducting the rights offering?

We are engaging in the rights offering for general corporate purposes, including to further our strategy of growth through selective acquisitions, as described below under “Summary—Corporate Strategy.” The special committee of our board of directors that was formed to evaluate the rights offering (the “Special Committee”) has chosen, as recommended by management, to raise capital through a rights offering to give our stockholders the opportunity to limit ownership dilution by buying additional shares of common stock. The Special Committee also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. The Special Committee believes that the rights offering will strengthen the Company’s financial condition by generating additional cash and increasing its capital position so as to further the Company’s strategy of growth through selective acquisitions. In addition, the Special Committee does not expect this rights offering to adversely impact the value of the Company’s net operating loss carry forwards (“NOLs”). For additional information on our NOLs, please see “Summary—Corporate Strategy—Net Operating Loss Carry Forward.” Based on its consideration of these factors, the information and analyses regarding the rights offering prepared by management and the recommendation of management that the rights offering is in the best interests of the Company in light of the information available to management, and the additional information and documentation reviewed by the Special Committee, the Special Committee approved the rights offering and determined that the rights offering is in the best interests of the Company and its stockholders. However, neither the Special Committee nor our board of directors is making any recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future or that the rights offering will raise sufficient capital to finance an acquisition that is consistent with our corporate strategy, or that we will be successful in identifying or complete such an acquisition.

What is the basic subscription right?

Each basic subscription right gives our stockholders the opportunity to purchase 0.214578135 shares of our common stock at a subscription price of $5.20 per share, subject to the limits described below. We have granted to you, as a stockholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase 21 shares of common stock for $5.20 per share subject to certain limitations. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. However, if you exercise less than all of your basic subscription rights, you will not be entitled to purchase any additional shares pursuant to the over-subscription privilege.

If you hold an IES stock certificate, the number of basic subscription rights you may exercise is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (“DTC”) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other stockholders through the exercise of their basic subscription rights (which we refer to as the “over-subscription shares”), provided that the number of over-subscription shares you subscribe to purchase may not exceed the number of shares of common stock available to you pursuant to your basic subscription rights. For example, if you received 100 subscription rights and elected to purchase all 21 shares of common stock available to you pursuant to your basic subscription rights, then you may elect to purchase up to an additional 21 shares of common stock pursuant to your over-subscription privilege. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege, provided that such shares may not exceed 100% of the number of shares of common stock that you subscribed for pursuant to the basic rights subscription.

If a sufficient number of over-subscription shares are available, we will seek to honor all over-subscription requests in full. If, however, over-subscription requests exceed the number of over-subscription shares available, we will allocate the number of over-subscription shares available to each over-subscribing stockholder on a pro rata basis by multiplying the total number of over-subscription shares available by a fraction that equals (x) the number of basic subscription rights exercised by such over-subscribing stockholder divided by (y) the total number of basic subscription rights exercised by all over-subscribing stockholders. We will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription rights. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to purchase the maximum number of shares available to you in this rights offering, you will need to deliver payment in an amount equal to two (2) times the aggregate subscription price for the maximum number of shares of our common stock available to you pursuant to your basic subscription rights. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

In addition to any limitation resulting from allocation of over-subscription shares, in order to protect the Company from loss of its NOLs and ensure compliance with the Company’s Tax Benefit Protection Plan (the “NOL Rights Plan”), we reserve the right, in our sole discretion, to limit the number of shares any person or entity, together with related persons or entities, may purchase pursuant to the exercise of basic or over-subscription privileges, where such purchase, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 4.95% or more of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering unless such person or entity has obtained a prior waiver from our board of directors under our NOL Rights Plan to acquire, own or control such shares. We expect that our board of directors will grant a waiver to Tontine to the extent that Tontine ceases to be an Exempt Person (as defined in the NOL Rights Plan) as a result of its participation in the rights offering. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other stockholders. See “Description of Capital Stock—Series A Junior Participating Preferred Stock.”

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in us than if you had timely exercised all or a portion of your subscription rights. If you choose not to exercise your subscription rights or you exercise less than all of your subscription rights and other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription/escrow agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is July 29, 2014, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on July 29, 2014 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. The Special Committee may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than August 4, 2014. The Special Committee may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on July 29, 2014 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market. Rights certificates may only be completed by the stockholder who receives them.

Are we requiring a minimum subscription to complete the rights offering?

There is no aggregate minimum we must receive to complete the rights offering.

Why did the IES board of directors form a Special Committee to evaluate this rights offering?

The IES board of directors decided to form the Special Committee to evaluate this rights offering due to the relationship of one of our directors, Mr. David Gendell, with our controlling shareholder, Tontine, both as an employee of Tontine and as the brother of the managing member of Tontine, and given Tontine’s potential participation in the rights offering. The Special Committee consists of the Board’s independent directors who have no affiliation with Tontine.

Has our board of directors or the Special Committee made a recommendation to our stockholders regarding the rights offering?

No. Neither the Special Committee nor our board of directors is making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

One of our five directors, Mr. David Gendell, is also an employee of Tontine and is the brother of the managing member of Tontine. You should not view any participation of Tontine in the rights offering as a recommendation or other indication, by it or any member of our board of directors, regarding whether the exercise of the subscription rights is or is not in your best interests.

Have any stockholders indicated that they will exercise their rights?

No stockholders have made a legally binding indication of participation and we do not have any standby purchase commitments. Tontine, our majority stockholder, beneficially owned approximately 60% of our outstanding shares of common stock as of July 1, 2014. Assuming no other holders exercise their rights in this offering, and that Tontine exercises its basic subscription rights and over-subscription privileges in full, after giving effect to this offering, Tontine would own approximately 67.22% of our shares of outstanding common stock. Except as a result of any increase in its ownership of common stock, Tontine will not obtain any additional governance or control rights as a result of the rights offering.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold an IES stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription/escrow agent before 5:00 p.m., Eastern Time, on July 29, 2014; and

•	deliver payment to the subscription/escrow agent (as described below) before 5:00 p.m., Eastern Time, on July 29, 2014.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to IES. You are solely responsible for completing delivery to the subscription/escrow agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription/escrow agent so that they are received by the subscription/escrow agent by 5:00 p.m., Eastern Time, on July 29, 2014.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription/escrow agent will be returned promptly, without interest, following the expiration of the rights offering.

What form of payment is required to purchase the shares of our common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription/escrow agent must be made in full United States currency by:

•	check or bank draft payable to American Stock Transfer & Trust Company, LLC, the subscription/escrow agent, drawn upon a United States bank; or

•	wire transfer to American Stock Transfer & Trust Company, LLC, the subscription/escrow agent.

Payment will be deemed to have been received by the subscription/escrow agent only upon the subscription/escrow agent’s receipt of any certified check or bank check or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription/escrow agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check, bank check, bank draft or money order.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, July 29, 2014 expiration date for the rights offering.

When will I receive my new shares?

All shares that you purchase in the rights offering to which you are entitled will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription/escrow agent will arrange for the issuance of the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if the market price of our common stock falls below the $5.20 per share subscription price or you later learn information about us or the rights offering that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Will our directors and officers participate in the rights offering?

All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. None of our directors or executive officers have indicated whether they will purchase shares of our common stock in the offering through their basic subscription rights and over-subscription privileges.

All of our outstanding equity awards to employees, officers and directors, including outstanding stock options and phantom stock units (“PSUs”), were issued pursuant to plans previously adopted by our board of directors. Holders of stock options and PSUs, which will convert into common stock at some point in the future, will not receive rights in connection with this rights offering. Our board of directors may in the future elect to equitably adjust such outstanding stock options, PSUs and/or other outstanding stock awards to preserve the benefits or potential benefits intended to be made available pursuant to those awards. Any such future adjustment shall be made by the Human Resources and Compensation Committee of our board of directors.

What effects will the rights offering have on our outstanding common stock?

As of July 1, 2014, we had 17,924,254 shares of our common stock outstanding. Assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering and assuming all shares are sold in the rights offering, we expect approximately 21,770,407 shares of our common stock will be outstanding immediately after completion of the rights offering.

The issuance of shares of our common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your basic subscription rights and over-subscription privileges. In addition, the issuance of shares of our common stock at a subscription price which is less than the market price as of July 29, 2014 will likely reduce the price per share of shares of common stock held by you prior to the rights offering.

How much will we receive in net proceeds from the rights offering?

We expect the aggregate proceeds, net of expenses, from the rights offering to be approximately $19.7 million, assuming all rights are exercised. We intend to use the net proceeds for general corporate purposes, including to further our strategy of growth through selective acquisitions, as described under “Summary—Corporate Strategy”. Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription/escrow agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the subscription/escrow agent will return payments through the record holder of your shares.

Will I receive interest on any funds I deposit with the subscription/escrow agent?

No. You will not be entitled to any interest on any funds that are deposited with the subscription/escrow agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription/escrow agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When can I sell the shares of common stock I receive upon exercise of the subscription rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of subscription rights should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Consequences.”

What fees or charges apply if I purchase shares of common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Whom should I contact if I have other questions?

If you have other questions regarding IES or the rights offering, or if you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact American Stock Transfer & Trust Company, LLC, the subscription/escrow agent, at (877) 248-6417 (toll free), or AST Phoenix Advisors, the information agent, at (800) 511-9495 (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time, or the Company’s Investor Relations Department by email at investor.relations@ies-co.com, by telephone at (713) 860-1500 or by mail at Investor Relations Department, Integrated Electrical Services, Inc., 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription/escrow agent. Do not send or deliver these materials to IES.

If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

You, or, if applicable, your nominee, are solely responsible for completing delivery to the subscription/escrow agent of your subscription rights election form and other documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription/escrow agent and clearance of payment before the expiration of the rights offering period.

SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information contained in the sections entitled “Risk Factors” and “The Rights Offering,” our audited consolidated financial statements and the accompanying notes for the year ended September 30, 2013, and our unaudited consolidated financial statements for the quarter ended March 31, 2014, both of which are incorporated into this prospectus by reference, in their entirety before you decide to exercise your subscription rights.

Overview

Integrated Electrical Services, Inc. is a holding company that owns and manages operating subsidiaries in business activities across a variety of end markets. Our operations are currently organized into four principal business segments, based upon the nature of our current products and services:

•	Communications—Nationwide provider of products and services for mission critical infrastructure, such as data centers, of large corporations.

•	Residential—Regional provider of electrical installation services for single-family housing and multi-family apartment complexes.

•	Commercial & Industrial—Provider of electrical design, construction, and maintenance services for commercial and industrial projects nationwide.

•	Infrastructure Solutions—Provider of industrial and rail services, and electrical and mechanical solutions to domestic and international customers. (This segment was created in connection with the acquisition of MISCOR Group, Ltd. (“MISCOR”).)

Corporate Strategy

We seek to create shareholder value through positive returns on capital and generation of free cash flow. In addition, we seek to acquire or invest in similar stand-alone platform companies based in North America or acquire businesses that strategically fit within our existing business segments. In evaluating potential acquisition candidates, we seek to invest in businesses with, among other characteristics:

•	Significant market share in niche industries and low technological and/or product obsolescence risk;

•	Proven management with a willingness to continue post acquisition;

•	Established market position and sustainable advantage;

•	High returns on invested capital; and

•	Strong cash flow characteristics.

We believe that acquisitions provide an opportunity to expand into new end markets and diversify our revenue and profit streams. Further, by acquiring businesses with strong cash flow characteristics we expect to maximize the value of our significant NOLs. While we may use acquisitions to build our presence in the electrical infrastructure industry, we will also consider potential acquisitions in other industries, which could result in changes in our operations from those historically conducted by us.

Controlling Shareholder

A majority of our outstanding common stock is owned by Tontine. On March 4, 2014, Tontine filed an amended Schedule 13D indicating its ownership level of 60%. As a result, Tontine can control most of our affairs, including most actions requiring the approval of shareholders, such as the approval of any potential merger or sale of all or substantially all assets, segments, or the Company itself. While Tontine is subject to restrictions under federal securities laws on sales of its shares as an affiliate, Tontine is party to a Registration Rights Agreement with the Company under which it has the ability, subject to certain restrictions, to demand registration of its shares in order to permit unrestricted sales of those shares. On February 20, 2013, pursuant to the Registration Rights Agreement, Tontine delivered a request to the Company for registration of all of its shares of IES common stock, and on June 18, 2013, a shelf registration statement (as amended, the “Shelf Registration Statement”) registering Tontine’s shares was declared effective by the SEC. As long as the Shelf Registration Statement remains effective, Tontine has the ability to resell any or all of its shares from time to time in one or more offerings, as described in the Shelf Registration Statement and in any prospectus supplement filed in connection with an offering pursuant to the Shelf Registration Statement. If Tontine were to resell all or a substantial portion of its shares, it could result in a change of control of the Company, which would trigger the change of control provisions in a number of our material agreements, including our credit facility, bonding agreements with our sureties and our executive severance plan, as well as a change in ownership that could impact our NOLs, as described below.

Net Operating Loss Carry Forward

Currently, IES and certain of its subsidiaries have a federal NOL of approximately $466 million, including approximately $141 million resulting from the additional amortization of goodwill. A change in ownership, as defined by Internal Revenue Code Section 382, could reduce the availability of net operating losses for federal and state income tax purposes. Should Tontine sell or otherwise dispose of all or a portion of its position in IES, a change in ownership could occur. In addition a change in ownership could result from the purchase of common stock by an existing or a new 5% shareholder as defined by Internal Revenue Code Section 382, including as a result of this offering. Should a change in ownership occur, all NOLs incurred prior to the change in ownership would be subject to limitations imposed by Internal Revenue Code Section 382, which would substantially reduce the amount of NOL currently available to offset taxable income.

On January 28, 2013, the Company implemented the NOL Rights Plan, which was designed to deter an acquisition of the Company’s stock in excess of a threshold amount that could trigger a change of control within the meaning of Internal Revenue Code Section 382. For additional information on the NOL Rights Plan, see “Description of Capital Stock—Series A Junior Participating Preferred Stock.”

Outlook

IES management expects the Company’s fiscal third quarter net income from continuing operations to be between $2.1 million and $3.8 million and fiscal third quarter earnings per share to be between $0.12 per share and $0.21 per share, not inclusive of the effect of the rights offering, based upon the Company’s preliminary, unaudited results for April and May 2014 and its latest expectations for June 2014. The estimates of future financial results included in this section are based upon information and assumptions available to management at the time of preparation, which are subject to change.

There can be no assurance that the information or assumptions underlying the estimates will prove to be accurate or that the estimated results will be realized, and actual results may differ, and may differ materially, from those reflected in these estimates. We also caution readers that forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such estimates. Such risks and uncertainties include, but are not limited to, the risk factors described under “Risk Factors.” Among other items, the assumptions underlying our estimates of future financial results do not reflect potential variability in earnings associated with large projects or unusual events. Due to the size of certain large projects, changes in estimated recoveries, change orders or costs associated with such projects could have a material impact on the Company’s earnings and net income.

In addition, IES undertakes no obligation, except as required by law, to update or otherwise revise the estimates contained in this section to reflect circumstances existing since their preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

How You Can Contact Us

Our principal executive offices are located at 5433 Westheimer Road, Suite 500, Houston, Texas 77056, and our telephone number is (713) 860-1500. We also maintain an executive office in Greenwich, Connecticut. Our website is located at www.ies-corporate.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

OFFERING SUMMARY

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on July 7, 2014, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$5.20 per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date	5:00 p.m., Eastern Time, on July 7, 2014.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on July 29, 2014. We may extend the rights offering without notice to you until August 4, 2014.

Use of Proceeds	We expect the aggregate net proceeds from the rights offering to be approximately $19.7 million if all subscriptions rights are exercised. We intend to use the net proceeds for general corporate purposes, including to further our strategy of growth through selective acquisitions, as described under “Summary—Corporate Strategy.”

Basic Subscription Right	Each subscription right entitles you to purchase 0.214578135 shares of our common stock at a subscription price of $5.20 per share. The number of subscription rights you may exercise appears on your rights certificate.

Over-Subscription Privilege	In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription rights, you may also elect to subscribe for a portion of any shares of our common stock that are not purchased by our stockholders through the exercise of their basic subscription rights, provided that the number of over-subscription shares you elect to purchase may not exceed 100% of the number of shares of common stock that you subscribed for pursuant to your basic subscription rights, and further provided that the number of over-subscription shares you may purchase will be subject to the purchase and ownership limitations described below under the heading “Limitations on the Purchase of Shares.” You may not be able to exercise your over-subscription privilege in full. See the allocation procedures described under the heading “The Rights Offering—Over-Subscription Privilege.”

Limitations on the Purchase of Shares	In order to protect the Company from loss of its NOLs and ensure compliance with the Company’s NOL Rights Plan, we reserve the right, in our sole discretion, to limit the number of shares any person or entity, together with related persons or entities, may purchase pursuant to the exercise of basic subscription rights or over-subscription privileges, where such purchase, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 4.95% or more of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering, unless such person or entity has obtained a prior waiver from our board of directors under our NOL Rights Plan to acquire, own or control such shares. We expect that our board of directors will grant a waiver to Tontine to the extent that Tontine ceases to be an Exempt Person (as defined in the NOL Rights Plan) as a result of its participation in the rights offering. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other stockholders.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Market or on any other stock exchange or market.

No Board or Special Committee Recommendation	Neither the Special Committee nor our board of directors is making any recommendation regarding the exercise of your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

Revocation	All exercises of subscription rights are irrevocable, even if the market price of our common stock falls below the subscription price or you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize gain or loss upon receipt or exercise of a subscription right. You should consult with your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances. Please see “Material U.S. Federal Income Tax Consequences.”

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond August 4, 2014. The Special Committee may withdraw the rights offering at any time. In addition, under certain circumstance, the rights offering may be terminated. In the event that the rights offering is cancelled, all subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•	If you hold an IES stock certificate, you must deliver payment and a properly completed and signed rights certificate to the subscription/escrow agent to be received before 5:00 p.m., Eastern Time, on July 29, 2014. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•	If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on July 29, 2014.

Subscription Agent	American Stock Transfer & Trust Company, LLC, the subscription/escrow agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription/escrow agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty.

Information Agent	AST Phoenix Advisors will serve as information agent for the rights offering. If you have questions or need assistance, you may call AST Phoenix Advisors, at (800) 511-9495 (toll-free).

Fees and Expenses	We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Shares Outstanding Before the Rights Offering	As of July 1, 2014, 17,924,254 shares of our common stock were issued and outstanding and approximately 60% of our common stock was held by Tontine.

Shares Outstanding After the Rights Offering

Assuming that all of the subscription rights are exercised, we will issue approximately 3,846,153 shares of common stock in this rights offering and, assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering, will have approximately 21,770,407 shares of common stock outstanding after consummation of this rights offering. Assuming no other holders exercise their rights in this offering, and that Tontine exercises is basic subscription rights and over-subscription privilege in full, after giving effect to this offering, Tontine would own approximately 67.22% of our outstanding common stock.

Trading Symbols	Our common stock is traded on the NASDAQ Global Market under the trading symbol “IESC.” The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Market under the same symbol. The subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market.

Risk Factors	Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 16 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

Questions	You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus to American Stock Transfer & Trust Company, LLC, the subscription/escrow agent, by calling (877) 248-6417 (toll free) or AST Phoenix Advisors, the information agent, by calling (800) 511-9495 (toll free).

RISK FACTORS

An investment in our common stock involves certain risks. Before making a decision to invest in our common stock, you should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 or any other document incorporated by reference into this prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The future price of our shares of common stock may be less than the $5.20 purchase price per share in the rights offering.

If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not able to sell them later at or above the $5.20 purchase price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, our ability to identify and complete acquisitions that meet our investment criteria and the perceived value of any acquisition we announce, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

You may be committed to buying common stock at a price above the prevailing market price of our common stock.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the NASDAQ Global Market under the ticker symbol “IESC,” and the last reported sales price of our common stock on the NASDAQ Global Market on July 1, 2014 was $6.64 per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

This offering may cause the market price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue in this rights offering, may result in an immediate decrease in the market price of our common stock. This decrease may continue throughout and after the completion of this rights offering. If that occurs, you may have committed to buy common stock in the rights offering at a price greater than the prevailing market price of our common stock. Further, if a substantial number of subscription rights are exercised and the subscribing holders choose to sell some or all of the shares of common stock received upon exercise of those rights, the resulting sales could depress the market price of our common stock. There is no assurance that following the rights offering you will be able to sell your common stock at a price equal to or greater than the subscription price.

The subscription price determined by the Special Committee is not an indication of the fair value of our common stock and does not represent the price at which a buyer can be found for the shares now or in the future.

The Special Committee has elected not to receive a fairness opinion with respect to the subscription price or the aggregate proceeds to be received by IES upon consummation of the rights offering. In determining the subscription price, the Special Committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering; historical and current trading prices for, and the liquidity of, our common stock; the need for capital to finance acquisitions that are consistent with our corporate strategy and the general availability of such acquisition opportunities in the marketplace; the likely cost of capital and the Company’s ability to access such capital; the impact of the rights offering on the Company’s NOL position; and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Special Committee also reviewed our history and prospects, including our past and present earnings and losses, our prospects for future earnings, our current financial condition, market conditions, and subscription prices in various rights offerings for other companies.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering, nor is the subscription price necessarily a reflection of the market price at which our common stock currently sells or may sell in the future. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price. We can give no assurance that our common stock will trade at or above the subscription price in any given time period.

Your percentage ownership in IES may be diluted as a result of this rights offering.

If you do not exercise your subscription rights or you exercise less than all of your rights, and other stockholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our common stock relative to such other stockholders. As of July 1, 2014, there were 17,924,254 shares of common stock outstanding. If all of our stockholders exercise their subscription rights in full, we will issue 3,846,153 shares of common stock in the rights offering, which represents approximately 17.7% of the 21,770,407 shares of common stock potentially outstanding upon the completion of the rights offering.

Our controlling shareholder owns, and will continue to own after completion of the rights offering, a significant portion of our common stock and can exert significant control over our business and corporate affairs. If the rights offering is not fully subscribed, and Tontine fully exercises its rights and over-subscription privilege, Tontine would increase its ownership percentage.

Tontine, our majority stockholder, beneficially owned approximately 60% of our outstanding shares of common stock as of July 1, 2014. Assuming no other holders exercise their rights in this offering, and that Tontine exercises its basic and over-subscription privileges in full, after giving effect to this offering, Tontine would own approximately 67.22% of our outstanding shares of common stock. Your interests as a holder of common stock may differ from the interests of Tontine.

You may not revoke your exercise of rights.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation. Accordingly, if you exercise your subscription rights and the market price of our common stock falls below the $5.20 per share subscription price or you later learn information about us or the rights offering that you consider unfavorable, you will be committed to buying shares and may not revoke or change your exercise. The market price of our common stock may decline prior to the expiration of this offering, and a subscribing rights holder may not be able to sell the common stock purchased in this rights offering at a price equal to or greater than the subscription price. Until shares of common stock are delivered upon expiration of this rights offering, you will not be able to sell or transfer the common stock that you purchase in this rights offering.

We may withdraw or terminate the rights offering at any time and for any reason.

We may withdraw or terminate the rights offering at our discretion. If we cancel the rights offering, neither IES nor the subscription/escrow agent will have any obligation to you with respect to the rights except to return any payment received by the subscription/escrow agent, without interest or penalty.

The subscription rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights to anyone else. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with them.

If you do not act on a timely basis and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders who desire to purchase shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription/escrow agent, and all payments clear, prior to the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription/escrow agent prior to the expiration of the rights offering. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription/escrow agent, and all payments clear, prior to the expiration of the rights offering.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering or your payment does not clear prior to the expiration of the rights offering period, the subscription/escrow agent may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that was timely received and cleared. Neither we nor the subscription/escrow agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payments. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase common stock in this rights offering.

Any uncertified check used to pay for common stock to be issued in this rights offering must clear prior to expiration of the rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay the subscription price by uncertified check and your check has not cleared prior to expiration of the rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the common stock you wished to purchase.

You may not receive all of the shares for which you subscribe.

Exercise of the over-subscription privilege will only be honored if and to the extent that the basic subscription rights have not been exercised in full. If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over-subscription privilege, we will allocate the available shares of common stock among stockholders who over-subscribed on a pro rata basis by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of basic subscription rights exercised by such over-subscribing stockholder divided by (y) the total number of basic subscription rights exercised by all over-subscribing stockholders. As a result, may not receive any or all of the shares of common stock for which you exercise your over-subscription privilege. American Stock Transfer & Trust Company, LLC, the subscription/escrow agent for this rights offering, will make any prorating calculations with respect to each exercise of over-subscription privileges in a manner it deems reasonable.

If the prorated number of shares of common stock allocated to you in connection with your over-subscription privilege is less than your request, then the excess funds held by the subscription/escrow agent on your behalf will be returned to you, without interest, promptly after this rights offering has expired and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected, and we will have no further obligations to you.

You will not be able to sell or transfer the shares of common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the rights offering.

If you exercise your subscription rights, you will not be able to sell or transfer the common stock purchased by exercising your subscription rights until your account has been credited with those shares. Moreover, you will have no rights as a stockholder with respect to the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after expiration of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. Fluctuations in the market price of our common stock may occur between expiration of the rights offering and the time that shares are issued to you.

Because we do not have formal commitments from any of our stockholders to participate in the rights offering and because no minimum subscription is required, we cannot assure you of the amount of proceeds, if any, that we will receive from the rights offering.

We do not have formal commitments from any of our stockholders to participate in the rights offering and no minimum subscription is required for consummation of the rights offering. We cannot assure you that any of our stockholders will exercise all or any part of their subscription rights, and as a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. Therefore, if you exercise all or any portion of your subscription rights, but other stockholders do not, we may not raise the desired amount of capital in this rights offering, the market price of our common stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.

We have broad discretion in the use of proceeds of the rights offering.

We are undertaking this rights offering in order to raise capital to be used for general corporate purposes, including to further our strategy of growth through selective acquisitions, as described below under “Summary— Corporate Strategy”. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future, or that the rights offering will raise sufficient capital to finance an acquisition that is consistent with our corporate strategy, or that we will be successful in identifying or completing such an acquisition. Our management will have considerable discretion in the application of the net proceeds from this rights offering, and it is possible that we may allocate the proceeds differently than investors in this rights offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see “Use of Proceeds.”

Risks Related to Ownership of Our Common Stock

Although publicly traded, our common stock has less liquidity than many other stocks listed on the NASDAQ Global Market.

The trading volume in our common stock on the NASDAQ Global Market has been relatively low when compared with larger companies listed on the NASDAQ Global Market or other stock exchanges. Although we have at times experienced increased liquidity in our stock, we cannot say with any certainty that a more active and liquid trading market for our common stock will continue to develop. Because of this, it may be more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares.

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, including the shares to be issued in this rights offering, will have on the market price of our common stock. We can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

The market price of our common stock may fluctuate in the future, and this volatility may be unrelated to our performance. General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

We may issue additional shares of common stock or convertible securities that will dilute the percentage ownership interest of existing stockholders and may dilute the book value per share of our common stock.

Our authorized capital includes 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of July 1, 2014, we had 17,924,254 shares of common stock outstanding and no shares of preferred stock outstanding. We will issue up to 3,846,153 additional shares of common stock in this rights offering, and we have reserved for issuance 170,000 shares of common stock underlying options that are exercisable at a weighted average price of $5.46 per share. In addition, as of July 1, 2014 we had the ability to issue 650,664 shares of common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans.

Although we presently do not have any intention of issuing additional common stock (other than pursuant to our equity compensation plans), we may do so in the future in order to meet our capital needs. Subject to applicable NASDAQ Listing Rules, our board of directors generally has the authority, without action by or vote of the stockholders, to issue all or part of any authorized but unissued shares of common stock for any corporate purpose. We may seek additional equity capital in the future as we develop our business and expand our operations. Any issuance of additional shares of common stock or convertible securities will dilute the percentage ownership interest of our stockholders and may dilute the book value per share of our common stock.

Substantial sales of our common stock could adversely affect our stock price.

Sales of a substantial number of shares of our common stock after the date of this prospectus by holders of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of shares into the market. Such sales, or the perception that such sales could occur, could cause the market price of our common stock to decline. We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

Risks Related to the Ownership and Sale of Our Common Stock by our Controlling Stockholder

Existence of a controlling shareholder.

A majority of our outstanding common stock is owned by Tontine. As of July 1, 2014, Tontine owned approximately 60% of our issued and outstanding common stock. As a result, Tontine can control most of our affairs, including the election of our directors, who in turn appoint executive management, and can control most actions requiring the approval of our shareholders, including the adoption of certain amendments to our corporate charter and approval of any potential merger or sale of all or substantially all assets, divisions, or the Company itself. This control also gives Tontine the ability to bring matters to a shareholder vote that may not be in the best interest of our other shareholders or stakeholders. Additionally, Tontine is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us or act as suppliers or customers of the Company.

Availability of net operating losses may be reduced by a change in ownership.

A change in ownership, as defined by Internal Revenue Code Section 382, could reduce the availability of our NOLs, for federal and state income tax purposes. Should Tontine sell or otherwise dispose of all or a portion of its position in IES, a change in ownership could occur. A change in ownership could also result from the purchase of common stock by an existing or a new 5% shareholder as defined by Internal Revenue Code Section 382, including as a result of this rights offering. Currently, we have approximately $466 million of federal NOLs that are available to use to offset taxable income, including approximately $141 million from the amortization of additional goodwill. Should a change in ownership occur, all NOLs incurred prior to the change in ownership would be subject to limitations imposed by Internal Revenue Code Section 382, which would substantially reduce the amount of NOL currently available to offset taxable income.

On January 28, 2013, the Company implemented the NOL Rights Plan, designed to deter an acquisition of the Company’s stock in excess of a threshold amount that could trigger a change of control within the meaning of Section 382 of the Internal Revenue Code. The NOL Rights Plan is designed to effectively dilute the ownership of such an acquirer through the offering of rights to the Company’s other stockholders that could be exercised upon the acquirer’s purchase of the Company’s stock in excess of the threshold amount. There can be no assurance that the NOL Rights Plan will be effective in deterring a change of control or protecting the NOLs.

In order to protect the Company from loss of its NOLs and ensure compliance with the NOL Rights Plan, we reserve the right, in our sole discretion, to limit the number of shares any person or entity, together with related persons or entities, may purchase pursuant to the exercise of basic subscription rights or over-subscription privileges, where such purchase, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 4.95% or more of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering, unless such person or entity has obtained a prior waiver from our board of directors under our NOL Rights Plan to acquire, own or control such shares. We expect that our board of directors will grant a waiver to Tontine to the extent that Tontine ceases to be an Exempt Person (as defined in the NOL Rights Plan) as a result of its participation in the rights offering.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate proceeds from the rights offering, before deducting estimated offering expenses, will be approximately $20.0 million. We intend to use the net proceeds from the rights offering for general corporate purposes, including to further our strategy of growth through selective acquisitions, which is described further under “Summary—Corporate Strategy” above. While we have not identified a particular acquisition to be financed through the net proceeds from the rights offering, we are actively reviewing acquisition targets that meet our investment criteria, have entered into, and may from time to time in the future enter into, non-binding indications of interest with respect to such transactions, and could enter into a transaction with such a target or targets in the near future. The timing and probability of any such acquisition is uncertain and depends on many factors, including the strategic considerations of the parties and their desired timing, purchase price and transaction structures. We expect that certain of the acquisitions we review will have a purchase price that may require financing that exceeds our current cash balances and debt capacity under our credit facility and for which the net proceeds could therefore be used. We cannot assure you that we will not need to issue additional equity to finance any such transaction, which could dilute your proportionate ownership of the shares outstanding after the rights offering; nor can we assure you that we will not need to seek other financing or engage in additional capital offerings in the future, or that the rights offering will raise sufficient capital to finance an acquisition that is consistent with our corporate strategy, or that we will be successful in identifying or completing any such acquisitions. For more information, please see “Risk Factors.”

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2014 and as adjusted to reflect the sale of 3,846,153 shares of our common stock, assuming all subscription rights are exercised, at the subscription price of $5.20 per share and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $287,576. The table does not reflect the use of proceeds from the rights offering. The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	Actual as of March 31, 2014	As Adjusted for Rights Offering
	($ in thousands, except per share data)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 18,203,379 and 22,049,532 shares issued and 17,918,254 and 21,746,407 shares outstanding, respectively	$182	$220
Additional paid-in capital	174,878	194,552
Retained deficit	(109,375)	(109,375)
Accumulated other comprehensive income net of related tax effects	9	9
Treasury stock; 285,125 shares, at cost	(2,427)	(2,427)

Total stockholders’ equity	63,267	82,979

Total liabilities and stockholders’ equity	$170,343	$190,055

Tangible book value per share	$2.54	$3.00

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed and traded on the NASDAQ Global Market under the symbol “IESC.” We had 17,924,254 shares of common stock outstanding and approximately 420 holders of record of the common stock at July 1, 2014. On July 1, 2014, the most recent practicable date before the date of this prospectus, the closing price of our common stock as reported on the NASDAQ Global Market was $6.64 per share.

The table below sets forth the high and low daily closing price for the common stock of IES for the periods indicated.

	Close Price
	High	Low
Fiscal Year Ending September 30, 2014
First Quarter	$5.44	$4.00
Second Quarter	$6.59	$5.27
Third Quarter	$6.87	$5.85

Fiscal Year Ending September 30, 2013
First Quarter	$5.80	$3.90
Second Quarter	$6.50	$4.37
Third Quarter	$6.39	$4.22
Fourth Quarter	$5.89	$3.91

Fiscal Year Ended September 30, 2012
First Quarter	$2.80	$1.85
Second Quarter	$4.74	$1.85
Third Quarter	$4.60	$2.74
Fourth Quarter	$5.00	$2.81

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of common stock in this rights offering. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus.

We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will be made at the discretion of our board of directors and will depend upon our operating results, financial condition, capital requirements, general business conditions and other factors that the board of directors deems relevant. Our debt instruments restrict us from paying cash dividends and also place limitations on our ability to repurchase our common stock.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a broker, dealer, custodian bank or other nominee, please also refer to “—Method of Exercising Subscription Rights—Subscription by Beneficial Owners.”

The Subscription Rights

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Time, on July 7, 2014, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock at $5.20 per share. Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on the record date. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege (each, as described below). The subscription rights entitle the holders of our common stock to purchase an aggregate of 3,846,153 shares of our common stock for an aggregate purchase price of approximately $20.0 million. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the NASDAQ Global Market under the symbol “IESC.”

Basic Subscription Right. The basic subscription right provides the holder of the subscription right the opportunity to purchase 0.214578135 shares of our common stock at subscription price of $5.20 per share, subject to delivery of the required documents and payment of the subscription price prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription rights, you will not be entitled to purchase shares under the over-subscription privilege.

Over-Subscription Privilege. In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other stockholders through the exercise of their basic subscription rights, which we refer to as the over-subscription shares, provided that the number of over-subscription shares you subscribe to purchase may not exceed the number of shares of common stock available to you pursuant to your basic subscription rights. If a sufficient number of over-subscription shares are available, we will seek to honor all oversubscription requests in full. If, however, over-subscription requests exceed the number of over-subscription shares available, we will allocate the number of over-subscription shares available to each over-subscribing stockholder on a pro rata basis by multiplying the total number of over-subscription shares available by a fraction that equals (i) the number of basic subscription rights exercised by such over-subscribing shareholder divided by (ii) the total number of basic subscription rights exercised by all over-subscribing stockholders. We will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription rights. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to purchase the maximum number of shares available to you in this rights offering, you will need to deliver payment in an amount equal to two (2) times the aggregate subscription price for the maximum number of shares of our common stock available to you pursuant to your basic subscription rights.

We can provide no assurances that you will be able to purchase in full the number of over-subscription shares for which you subscribe. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full. We can only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of the basic subscription rights.

To the extent the aggregate subscription price of the actual number of over-subscription shares available to you pursuant to the over-subscription privilege is less than the amount you paid in connection with your exercise of the over-subscription privilege, you will be allocated only the number of over-subscription shares actually available to you, and any excess subscription payments will be returned to you promptly, without interest or penalty.

To the extent the amount you paid in connection with your exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of over-subscription shares available to you pursuant to the over-subscription privilege, you will be allocated the number of over-subscription shares for which you actually paid in connection with your exercise of the over-subscription privilege, subject to proration.

Effects on Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 30, 2014, information concerning the only parties known to us as having beneficial ownership of more than 5 percent of our outstanding common stock and information with respect to the stock ownership of all of our directors and executive officers individually and as a group. The table also sets forth the percentage ownership for the same persons after the rights offering, assuming (i) all shareholders exercise their basic subscription rights in full, and (ii) no other shareholders exercise their rights in this offering and that Tontine exercises its basic subscription rights and over-subscription privilege in full. The percentage ownership is calculated based on 17,924,254 shares of common stock outstanding on June 30, 2014, and a total of 21,770,407 shares of common stock outstanding after the rights offering. The address of each director and executive officer listed below is 5433 Westheimer, Suite 500, Houston, Texas 77056.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned Before the Rights Offering	Percent of Common Stock Beneficially Owned Before the Rights Offering	Maximum Number of Shares of Common Stock Offered (10)	Number of Shares of Common Stock Beneficially Owned After the Rights Offering (11)	Percent of Common Stock Beneficially Owned After the Rights Offering (10)	Number of Shares of Common Stock Beneficially Owned After the Rights Offering (12)	Percent of Common Stock Beneficially Owned After the Rights Offering (10)
Joseph L. Dowling III(1)	27,980	*	—	27,980	*	27,980	*
David B. Gendell(2)	34,332	*	—	34,332	*	34,332	*
Joe D. Koshkin(3)	17,341	*	—	17,341	*	17,341	*
Robert W. Lewey(4)	60,764	*	13,038	73,802	*	60,764	*
James M. Lindstrom(5)	244,534	1.36%	50,688	295,222	1.36%	244,534	1.12%
Donald L. Luke(6)	58,467	*	1,920	60,387	*	58,467	*
Gail D. Makode(7)	25,193	*	5,405	30,598	*	25,193	*
Directors and officers as a group (7 persons)	468,611	2.59%	71,051	539,662	2.46%	468,611	2.14%
Jeffrey L. Gendell(8)	10,787,040	60.18%	2,314,662	13,101,702	60.18%	14,633,193	67.22%
Royce & Associates, LLC(9)	1,396,160	7.79%	299,585	1,695,745	7.79%	1,396,160	6.41%

*	Less than one percent.
(1)	Includes 27,980 phantom stock units that convert to shares of common stock when Mr. Dowling leaves the board of directors for any reason.
(2)	Includes 34,332 phantom stock units that convert to shares of common stock when Mr. Gendell leaves the board of directors for any reason.
(3)	Includes 17,341 phantom stock units that convert to shares of common stock when Mr. Koshkin leaves the board of directors for any reason.
(4)	Includes 10,000 shares of common stock issued pursuant to restricted stock grants subject to tenure vesting, of which 6,666 are vested (with 1,762 of those vested shares forfeited to satisfy withholding tax liability).
(5)	Includes 8,309 phantom stock units that convert to shares of common stock when Mr. Lindstrom leaves the board of directors for any reason and 100,000 shares of common stock issued pursuant to restricted stock grants subject to tenure vesting, of which 66,666 are vested (with 22,314 of those vested shares forfeited to satisfy withholding tax liability).
(6)	Includes 49,515 phantom stock units which convert to shares of common stock when Mr. Luke leaves the board of directors for any reason and 1,400 shares of common stock issued pursuant to restricted stock grants subject to tenure vesting, of which 1,400 are vested.
(7)	Includes 12,500 shares of common stock issued pursuant to restricted stock grants subject to tenure vesting, of which 4,166 are vested (with 1,382 of those vested shares forfeited to satisfy withholding tax liability).

(8)	The information herein is based on the Schedule 13D/A filed jointly by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), Tontine Partners, L.P. (“TP”), Tontine Management, L.L.C. (“TM”), Tontine Capital Overseas Master Fund II, L.P. (“TCP2”), Tontine Asset Associates, L.L.C. (“TAA”), Tontine Overseas Associates, L.L.C. (“TOA”) and Jeffrey L. Gendell on March 5, 2014. The total includes 4,554,357 shares of common stock owned directly by TCP, 2,637,092 shares of common stock owned directly by TP, 3,110,308 shares of common stock owned directly by TCP2, 477,367 shares of common stock owned directly by TOA and 7,916 shares of common stock owned directly by Mr. Gendell. Mr. Gendell is the managing member of TCM, TM and TAA, the general partners of TCP, TP and TCP2, respectively, and the managing member of TOA and has shared voting and dispositive power over these shares. All the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the common stock reported above for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, or interest in the profits of, such entities. The address of the principal business and principal office of each of the above entities, as well as Mr. Gendell, is One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.
(9)	According to a Schedule 13G/A filed on January 10, 2014, Royce & Associates, LLC, a New York corporation, whose address is 745 Fifth Avenue, New York, New York 10151, has the sole voting and dispositive power for 1,396,160 shares of common stock. The Schedule 13G/A states that Royce & Associates is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.
(10)	With respect to each officer and director and the directors and officers as a group, the percent of common stock beneficially owned accounts for the number of phantom stock units, if any, beneficially owned by such officer or director and by all directors and officers as a group, respectively.
(11)	Assumes that all shareholders exercise their basic subscription rights in full.
(12)	Assumes that no other holders exercise their rights in this offering and that Tontine exercises its basic subscription rights and over-subscription privilege in full.

Reasons for the Rights Offering

We are engaging in the rights offering to raise equity capital for general corporate purposes, including to further our strategy of growth through selective acquisitions, as described further under “Summary—Corporate Strategy” above. Due to the relationship of one of our directors, Mr. David Gendell, with our controlling shareholder, Tontine, and given Tontine’s potential participation in the rights offering, the IES board of directors decided to form a Special Committee, consisting of the Board’s independent directors who have no affiliation with Tontine. The Special Committee has chosen, as recommended by management, to raise capital through a rights offering to give our stockholders the opportunity to limit ownership dilution by buying additional shares of common stock. The Special Committee also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. The Special Committee believes that the rights offering will strengthen the Company’s financial condition by generating additional cash and increasing its capital position so as to further its strategy of growth through selective acquisitions. In addition, the Special Committee does not expect this rights offering to adversely impact the value of the Company’s NOLs. For additional information on our NOLs, please see “Summary—Corporate Strategy—Net Operating Loss Carry Forward.” Based on its consideration of these factors, the information and analyses regarding the rights offering prepared by management and the recommendation of management that the rights offering is in the best interests of the Company in light of the information available to management, and the additional information and documentation reviewed by the Special Committee, the Special Committee approved the rights offering and determined that the rights offering is in the best interests of the Company and its stockholders. However, neither the Special Committee nor our board of directors is making any recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future or that the rights offering will raise sufficient capital to finance an acquisition that is consistent with IES’s corporate strategy.

Determination of Subscription Price

In determining the subscription price, the Special Committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering; historical and current trading prices for, and the liquidity of, our common stock; the need for capital to finance acquisitions that are consistent with our corporate strategy and the general availability of such acquisition opportunities in the marketplace; the likely cost of capital and the Company’s ability to access such capital; the impact of the rights offering on the Company’s NOL position; and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Special Committee also reviewed our history and prospects, including our past and present earnings and losses, our prospects for future earnings, our current financial condition, market conditions, and subscription prices in various rights offerings for other companies. The Special Committee did not request and has not received a fairness opinion regarding the subscription price. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

We cannot assure you that the market price of our shares of common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Method of Exercising Subscription Rights

One non-transferable subscription right is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on July 7, 2014, the record date for the rights offering. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you are a registered holder of shares of our common stock, the number of subscription rights you may exercise is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription/escrow agent at the address set forth below under “—Subscription Agent,” to be received prior to 5:00 p.m., Eastern Time, on July 29, 2014, the expiration date for the rights offering.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, July 29, 2014, the expiration date for the rights offering.

Payment Method

As described in the instructions accompanying the rights certificate, all payments submitted to the subscription/escrow agent must be made in full United States currency by:

•	check or bank draft payable to American Stock Transfer & Trust Company, LLC, the subscription/escrow agent, drawn upon a United States bank; or

•	wire transfer to American Stock Transfer & Trust Company, LLC, the subscription/escrow agent.

Payment will be deemed to have been received by the subscription/escrow agent only upon the subscription/escrow agent’s receipt of any certified check, bank check or wire transfer or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription/escrow agent receives cleared funds before that time. In order to ensure timely receipt of funds, we urge you to consider payment by means of a certified check, bank check, bank draft or money order.

Your subscription rights will not be successfully exercised unless the subscription/escrow agent actually receives from you, your custodian bank, broker, dealer or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Time, on July 29, 2014, the scheduled expiration date of the rights offering.

You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

The method of delivery of payments of the subscription amount to the subscription/escrow agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure timely delivery to the subscription/escrow agent. Do not send or deliver these materials to us.

There is no sales fee or commission payable by you in connection with the issuance of subscription rights or the issuance of shares of common stock if you exercise your subscription rights (other than the subscription price). We will pay all fees charged by the subscription/escrow agent and information agent. However, if you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any other commissions, fees, taxes or other expenses your nominee may charge you in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription/escrow agent, unless:

•	you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate; or

•	you are an eligible institution.

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

Limit on How Many Shares of Common Stock You May Purchase in the Rights offering

In order to protect the Company from loss of its NOLs and ensure compliance with the NOL Rights Plan, we reserve the right, in our sole discretion, to limit the number of shares any person or entity, together with related persons or entities, may purchase pursuant to the exercise of basic or over-subscription privileges, where such purchase, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 4.95% or more of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering, unless such person or entity has obtained a prior waiver from our board of directors under our NOL Rights Plan to acquire, own or control such shares. We expect that our board of directors will grant a waiver to Tontine to the extent that Tontine ceases to be an Exempt Person (as defined in the NOL Rights Plan) as a result of its participation in the rights offering. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other stockholders.

Missing or Incomplete Subscription Information

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms you submit, the payment received will first be applied, to the fullest extent possible based on the amount of the payment received, to exercise your basic subscription rights and will thereafter be applied, to the fullest extent possible based on the amount of excess payment received, to exercise your over-subscription privilege, if applicable, subject to the availability of over-subscription shares.

Any excess subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

If you deliver your rights certificate and other documents or payment in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

Expiration Date

The period during which you may exercise your subscription rights expires at 5:00 p.m., Eastern Time, on July 29, 2014. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription/escrow agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than August 4, 2014. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the Special Committee extends the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, July 29, 2014, expiration date for the rights offering.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering at any time for any reason. In addition, we may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the Special Committee would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. If we cancel the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription/escrow agent will be returned promptly, without interest or penalty.

Subscription/Escrow Agent

The subscription/escrow agent for the rights offering is American Stock Transfer & Trust Company, LLC. The subscription/escrow agent will maintain the list of subscriptions and calculate any necessary allocations of over-subscription privileges. If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription/escrow agent. Do not send or deliver these materials to IES.

If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Information Agent

AST Phoenix Advisors will serve as information agent for the rights offering. You may direct any questions or requests for assistance concerning the subscription documents, the exercise of rights or the method of subscribing for shares of common stock and any requests for additional copies of this prospectus to AST Phoenix Advisors, by calling (800) 511-9495 (toll-free).

No Fractional Shares

We will not issue fractional shares in connection with the rights offering. Fractional shares of our common stock resulting from the exercise of the basic subscription rights or over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription/escrow agent will be returned promptly, without interest, following expiration of the rights offering.

Notice to Nominees

If you are a custodian bank, broker, dealer or other nominee who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial holder so instructs, you should complete the rights certificate and submit it to the subscription/escrow agent together with the form entitled “Nominee Holder Election Form” and with the proper payment. We will provide the Nominee Holder Election Form to you with your rights offering materials. If you did not receive this form, you should contact the subscription/escrow agent to request a copy. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription/escrow agent by submitting the Nominee Holder Election Form.

In the case of subscription rights that you hold of record on behalf of others through the DTC, those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription/escrow agent’s DTC account, and by delivering to the subscription/escrow agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, July 29, 2014, expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ

Global Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Market under the ticker symbol “IESC.”

Validity of Subscriptions

We will resolve, in our sole discretion, all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither IES nor the subscription/escrow agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription/escrow agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

American Stock Transfer & Trust Company, LLC, the subscription/escrow agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription/escrow agent will hold this money in escrow until the rights offering is completed or is withdrawn or terminated. If the rights offering is canceled for any reason, all subscription payments received by the subscription/escrow agent will be returned to subscribers, without interest or penalty, as soon as practicable.

Uncertificated Shares of Common Stock

All shares of our common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription/escrow agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription rights the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a stockholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, dealer, custodian bank or other nominee, is credited with such shares.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription/escrow agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription/escrow agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription/escrow agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

All exercises of subscription rights are irrevocable. Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid, unless we are required by law to grant revocation rights, even if the market price of our common stock falls below the $5.20 per share subscription price or you learn information about us or the rights offering that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize gain or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Neither the Special Committee nor our board of directors is making any recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade and, therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of the risks related to the rights offering and the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

As of July 1, 2014, we had 17,924,254 shares of our common stock issued and outstanding. Assuming no additional shares of common stock are issued by the Company prior to consummation of the rights offering and assuming all shares are sold in the rights offering, we expect approximately 21,770,407 shares of our common stock will be outstanding immediately after completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of the certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

General

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 1, 2014, 17,924,254 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The following summary of the terms and provisions of our common stock and preferred stock does not purport to be complete and is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation, as amended, our Bylaws and our Tax Benefit Protection Plan Agreement, each of which is incorporated by reference into the registration statement of which this prospectus forms a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

Common Stock and Restricted Common Stock

The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Our common stockholders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of directors standing for election.

Subject to the rights of any then-outstanding shares of preferred stock, holders of common stock are entitled to participate in dividends declared in the discretion of the board of directors out of funds legally available therefor. We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be made at the discretion of the board of directors and will depend upon our operating results, financial condition, capital requirements, general business conditions and other factors that the board of directors deems relevant. We are also restricted under our revolving credit facility from paying cash dividends.

Holders of common stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock have no preemptive rights to purchase shares of the Company’s stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of common stock are fully paid and non-assessable.

Each outstanding share of common stock includes one preferred stock purchase right issued under our Tax Benefit Protection Plan Agreement, which is summarized under “—Series A Junior Participating Preferred Stock” below.

The common stock is listed on the NASDAQ under the symbol “IESC.”

Preferred Stock

The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Subject to the provisions of our Second Amended and Restated Certificate of Incorporation and limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock we issue may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Series A Junior Participating Preferred Stock

On January 24, 2013, the board of directors declared a dividend of one preferred share purchase right (a “right”) for each outstanding share of our common stock. The dividend was payable to the stockholders of record as of the close of business on February 19, 2013 (the “record date”). Each right represents a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company at a price of $20.00 (the “Purchase Price”).

The following summary of the rights does not purport to be complete and is qualified in its entirety by reference to that certain Tax Benefit Protection Plan Agreement, dated as of January 28, 2013 (the “NOL Rights Plan”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. The board of directors adopted the NOL Rights Plan in an effort to protect stockholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (the “NOLs”) to reduce potential future federal income tax obligations. The Company has experienced and may experience in the future substantial operating losses, and under the Internal Revenue Code of 1986 and rules promulgated by the Internal Revenue Service, the Company may “carry forward” these losses in certain circumstances to effect any current and future earnings and thus reduce the Company‘s federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, the Company believes that it will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to the Company. However, if the Company experiences an “ownership change”, as defined in Section 382 of the Internal Revenue Code of 1986, its ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

The NOL Rights Plan is designed to deter an acquisition of the Company’s common stock in excess of a threshold amount that could trigger a “change of control” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. The NOL Rights Plan is designed to effectively dilute the ownership of any Acquiring Person (as defined below) through the offering of rights to the Company’s other shareholders that could be exercised upon the Acquiring Person’s acquisition of the Company’s common stock in excess of the threshold amount. There can be no assurance that the NOL Rights Plan will be effective in deterring a change of control or protecting the NOLs.

Distribution Date; Acquiring Persons, Transfer of Rights.

Initially, the rights will be attached to all common stock certificates (or book entry shares) representing shares then outstanding, and no separate right certificates will be distributed. Subject to certain exceptions specified in the NOL Rights Plan, the rights will separate from the common stock and a distribution date will occur upon the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 4.95% or more of the outstanding shares of common stock (the “Stock Acquisition Date”) and (ii) ten (10) business days following the commencement of, or the first public announcement of a person’s intention to commence, a tender offer or exchange offer that would result in a person or group beneficially owning 4.95% or more of the outstanding shares of common stock. The definition of Acquiring Person excludes any Exempt Person (as defined below) and any person who would become an Acquiring Person solely as a result of an Exempt Transaction (as defined below). Until the distribution date, (i) the rights will be evidenced by the common stock certificates (or book entry shares in respect of the common stock) and will be transferred with and only with such common stock certificates (or book entry shares in respect of the common stock), (ii) new common stock certificates (or book entry shares in respect of the common stock) after the record date will contain a notation incorporating the NOL Rights Plan by reference and, with respect to any uncertificated book entry shares issued after the record date, proper notice will be provided that incorporates the NOL Rights Plan by reference and (iii) the surrender for transfer of any certificates for common stock (or book entry shares of common stock) outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate or book entry shares.

As soon as practicable after the distribution date, right certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date. Thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by the board of directors, only shares of common stock issued prior to the distribution date will be issued with rights.

Exempt Persons

The following persons are “Exempt Persons” as defined under the NOL Rights Plan:

(i) Any person who, together with its affiliates and associates, was the beneficial owner of common stock, options and/or warrants exercisable for shares of common stock representing 4.95% or more of the shares of common stock outstanding on January 24, 2013 is an “Exempt Person.” However, any such person will no longer be treated as an Exempt Person and will be deemed an Acquiring Person if such person, together with its affiliates and associates, thereafter becomes the beneficial owner of securities representing a percentage of the outstanding common stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of common stock beneficially owned by such person at any time since January 24, 2013, excluding increases in percentage ownership of common stock attributable to any (x) grant or adjustment of an equity compensation award to such person by the Company or (y) repurchase or redemption of common stock by the Company.

(ii) In addition, any person who, together with its affiliates and associates, becomes the beneficial owner of common stock, options and/or warrants exercisable for shares of common stock representing 4.95% or more of the shares of common stock then outstanding because of a reduction in the number of outstanding shares of common stock as the result of a purchase of common stock by the Company or any of its subsidiaries will also be an “Exempt Person.” However, any such person will no longer be treated as an Exempt Person and will be deemed an Acquiring Person if such person, together with its affiliates and associates, thereafter becomes the beneficial owner of a percentage of the outstanding common stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of the outstanding common stock beneficially owned by such person at any time since such person first beneficially owned 4.95% or more of the common stock, excluding increases in percentage ownership of common stock attributable to any (x) grant or adjustment of an equity compensation award to such person by the Company or (y) repurchase or redemption of shares of common stock by the Company.

(iii) In addition, any person who, together with its affiliates and associates, is the beneficial owner of common stock, options and/or warrants exercisable for shares of common stock representing 4.95% or more of the outstanding common stock, and whose beneficial ownership is determined by the board of directors, in its sole discretion, (x) not to jeopardize or endanger the unrestricted availability to the Company of its tax benefits or (y) to be in the best interests of the Company, will be an “Exempt Person.” However, any such person shall no longer be treated as an Exempt Person and will be deemed an Acquiring Person if (A) such person, together with its affiliates and associates, thereafter becomes the beneficial owner of a percentage of common stock that exceeds by one-half of one percent (0.5%) or more the lowest percentage of common stock beneficially owned by such person at any time since such person first beneficially owned 4.95% or more of the common stock, excluding increases in beneficial ownership of common stock attributable to any (I) grant or adjustment of an equity compensation award to such person by the Company or (II) repurchase or redemption of common stock by the Company, or (B) the board of directors, in its sole discretion, determines that such person’s beneficial ownership (together with its affiliates and associates) may jeopardize or endanger the unrestricted availability to the Company of its tax benefits or not be in the best interests of the Company.

A purchaser, assignee or transferee of shares of common stock (or options or warrants exercisable for common stock) from an Exempt Person will not thereby become an Exempt Person, except that a transferee who receives common stock as a bequest or inheritance from the estate of an Exempt Person shall be an Exempt Person so long as such transferee continues to be the beneficial owner of 4.95% or more of the then outstanding shares of common stock.

Exempt Transactions

The following transactions shall be “Exempt Transactions” under the NOL Rights Plan: any transaction that the board of directors determines, in its sole discretion, is exempt from the NOL Rights Plan, which determination shall be made in the sole and absolute discretion of the board of directors prior to the date of such transaction, including, without limitation, if the board of directors determines that (i) neither the beneficial ownership of shares of common stock by any person, directly or indirectly, as a result of such transaction nor any other aspect of such transaction would jeopardize or endanger the unrestricted availability to the Company of the Company’s tax benefits or (ii) such transaction is otherwise in the best interests of the Company. In granting an exemption for an “Exempt Transaction,” the board of directors may require any person who would otherwise be an Acquiring Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings will result in such consequences and subject the person to such conditions as the board of directors may determine in its sole discretion, including that any such violation shall result in such person becoming an Acquiring Person.

Exercisability; Expiration

The rights are not exercisable until the distribution date and will expire on the earliest of (i) the close of business on December 31, 2017, (ii) the close of business on December 31, 2015 if stockholder approval of the NOL Rights Plan has not been received by or on such date, (iii) adjournment of the third annual meeting of stockholders of the Company after the date of the NOL Rights Plan if stockholder approval of the NOL Rights Plan has not been received by such date, (iv) the repeal of Section 382 of the Internal Revenue Code of 1986 and any successor statute or any other change of law if, as a result of such change of law, the board of directors determines that the NOL Rights Plan is no longer necessary or desirable for the preservation of certain tax benefits, and (v) the beginning of the first taxable year of the Company to which the board of directors determines that certain tax benefits may not be carried forward. At no time will the rights have any voting power.

If an Acquiring Person becomes the beneficial owner of 4.95% or more of the outstanding shares of common stock (a “Flip-In Event”), each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company), having a value equal to two times the exercise price of the right. The exercise price is the Purchase Price times the number of shares of common stock associated with each right (initially, one). For example, at an exercise price of $20.00 per right, each right distributed in respect of shares of common stock not owned by an Acquiring Person (or by certain related parties) following a Flip-In Event would entitle its holder to purchase $40.00 worth of common stock (or other consideration, as noted above) for $20.00. If the common stock at the time of exercise had a market value per share of $4.00 per share, the holder of each valid right would be entitled to purchase 10 shares of common stock for $20.00.

Notwithstanding any of the foregoing, following the occurrence of a Flip-In Event, all rights that are, or (under certain circumstances specified in the NOL Rights Plan) were, beneficially owned by any Acquiring Person will be null and void. However, rights are not exercisable following the occurrence of a Flip-In Event until such time as the rights are no longer redeemable by the Company as set forth below.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock (or other consideration) of the Company as set forth above or in the event the rights are redeemed.

Anti-Dilution Provisions

The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the then-current market price of the Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Exchange

At any time after the Stock Acquisition Date, the board of directors may exchange the rights (other than rights owned by an Acquiring Person), in whole or in part, at an exchange ratio equal to one (1) share of common stock per right (subject to adjustment).

Redemption

At any time until ten (10) days following the Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $0.001 per right. Immediately upon action by the board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.

Amendments

Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the NOL Rights Plan may be amended by the board of directors prior to the distribution date. After the distribution date, the provisions of the NOL Rights Plan may be amended by the board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the NOL Rights Plan; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the rights are not redeemable.

Statutory Business Combination Provision

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person became an interested stockholder unless: (1) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (3) on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. Under Section 203, an “interested stockholder” is defined as any person who is the owner of 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation and who became the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage. We have not adopted such an amendment to our Second Amended and Restated Certificate of Incorporation or Bylaws. As of July 1, 2014, Tontine was the controlling shareholder of our common stock. However, as the transaction which resulted in Tontine becoming an “interested stockholder” was approved by the board of directors, Tontine is exempt from application of Section 203.

Limitation on Directors’ Liability

Pursuant to our Second Amended and Restated Certificate of Incorporation and Delaware law, our directors are not liable to the Company or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. We have entered into indemnification agreements with certain of our directors and executive officers that indemnify those persons to the fullest extent permitted by our Second Amended and Restated Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law. We also have obtained directors’ and officers’ liability insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Second Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our Second Amended and Restated Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Supermajority Voting. Our Second Amended and Restated Certificate of Incorporation requires the approval of the holders of at least 75% of the then-outstanding shares of our capital stock entitled to vote thereon and the approval of the holders of at least 75% of the then-outstanding shares of each class of stock voting separately as a class on, among other things, certain amendments to our Second Amended and Restated Certificate of Incorporation. Our board of directors may amend, alter, change or repeal our Bylaws, or adopt new Bylaws by the affirmative vote of a majority of the board of directors at any meeting and without the assent or vote of the stockholders. The Bylaws may be also be altered, amended or repealed, or new Bylaws may be adopted, upon the affirmative vote of holders of at least a majority of the shares of common stock entitled to vote thereon.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of July 1, 2014, 17,924,254 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our Second Amended and Restated Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to our board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may also have the effect of delaying, deferring or preventing a change in control of the Company. Our board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meeting of Stockholders. Our Bylaws provide that special meetings of our stockholders may only be called by (1) the Chairman of the board of directors upon the written request of the board of directors pursuant to a resolution approved by a majority of the board of directors or (2) upon the receipt of the written request of the holders of at least 25% of the outstanding shares of common stock.

Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation and Bylaws generally provide that any action required or permitted by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any written consent of the stockholders.

Notice Procedures. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director and amendments to our Second Amended and Restated Certificate of Incorporation or Bylaws to be brought before annual meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the annual meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 80 days prior to an annual meeting (or if fewer than 90 days’ notice or prior public disclosure of the date of the annual meeting is given or made by the Company, not later than the tenth day following the date on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice must contain certain information specified in the Bylaws, including a brief description of the business desired to be brought before the annual meeting and certain information concerning the stockholder submitting the proposal.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

We are distributing rights certificates and copies of this prospectus to those persons who were holders of our common stock on July 7, 2014, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus forms a part. We are offering the rights and the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering. Those directors and officers of the Company who may assist in the rights offering will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Securities Exchange Act of 1934. American Stock Transfer & Trust Company, LLC is acting as our subscription/escrow agent to effect the exercise of the rights and the issuance of the underlying common stock. Therefore, while certain of our directors and officers may solicit responses from you, those directors and officers will not receive any commissions or compensation for those services.

We are distributing and delivering this prospectus by hand or by mail only, and not by electronic delivery. Also, we intend to use printed prospectuses only, and not any other forms of prospectus.

Delivery of Shares

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on July 7, 2014.

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents, and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription/escrow agent. Do not send or deliver these materials to IES.

If delivering by hand, express mail, courier,

or other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions regarding IES or the rights offering, or you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription/escrow agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 (toll free), or our information agent, AST Phoenix Advisors, at (800) 511-9495 (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time, or the Company’s Investor Relations Department by email at investor.relations@ies-co.com, by telephone at (713) 860-1500 or by mail at Investor Relations Department, Integrated Electrical Services, Inc., 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired through the rights offering and the ownership and disposition of shares of common stock received upon exercise of the subscription rights.

This summary deals only with U.S. holders that acquire subscription rights in the rights offering and assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights will be held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. This discussion also does not address tax consequences to U.S. holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding shares of common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired shares of common stock in connection with employment or other performance of services, U.S. holders that have a functional currency other than the U.S. dollar, U.S. expatriates and foreign holders. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as Medicare contribution taxation or estate or gift taxation).

Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the receipt and ownership of the subscription rights acquired through the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights that are different from those discussed below.

As used herein, a “U.S. holder” means a beneficial owner of subscription rights or shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in the Code have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of subscription rights or shares of common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. U.S. holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Taxation of Subscription Rights

Receipt of Subscription Rights. Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the fair market value of such right. The application of this rule is very complex and subject to uncertainty. However, we believe that pursuant to Section 305 of the Code and the Treasury regulations promulgated thereunder, the receipt of subscription rights should generally not be taxable to a stockholder. Consequently, the discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights. Your tax basis of the subscription rights for U.S. federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights. You generally will not recognize gain or loss on the exercise of a subscription right.

Your tax basis in the shares of common stock acquired through exercise of a subscription right will equal the sum of (1) the subscription price and (2) your tax basis, if any, in the subscription right as determined above.

The holding period of a share of common stock acquired through exercise of a subscription right will begin on the date the subscription rights are exercised.

If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult with your tax advisor.

Expiration of Subscription Rights. If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired will be reallocated to the existing shares of common stock.

Taxation of Shares of Common Stock

Distributions. Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain.

Dispositions. If you sell or otherwise dispose of shares of common stock acquired upon exercise of subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

Additional Withholding Tax. An additional withholding tax under provisions of the Code commonly referred to as FATCA will apply to certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, a 30% withholding tax will be imposed on dividends on, or gross proceeds from the sale or other disposition of, shares paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution, and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Withholding under FATCA will apply to payments of dividends on shares of common stock made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of shares of common stock on or after January 1, 2017.

Additional Tax on Certain Income

An additional 3.8% unearned income Medicare contribution tax is imposed on the “net investment income” of certain holders who are individuals, estates or trusts. Among other items, “net investment income” would include dividends on and capital gains from the sale or other disposition of shares of common stock. You should consult your own tax advisor regarding the effect, if any, of this tax on the ownership and disposition of shares of common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our shares of common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF RECEIVING, OWNING AND EXERCISING SUBSCRIPTION RIGHTS AND ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the rights and offered by this prospectus will be passed upon for us by Andrew Kurth LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2013, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding us that we file electronically with the SEC. In addition, we make available, without charge, through our website, www.ies-corporate.com, electronic copies of our filings with the SEC, including copies of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in our website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC.

The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K for the year ended September 30, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2013 and March 31, 2014;

•	Our Current Reports on Form 8-K filed on November 27, 2013 (Form 8-K/A), February 5, 2014, February 25, 2014, June 27, 2014 and June 27, 2014;

•	Our Definitive Proxy Statement on Schedule 14A, filed on December 27, 2013; and

•	The descriptions of our common stock and the preferred share purchase rights that trade with our common stock set forth in our registration statements on Form 8-A pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Integrated Electrical Services, Inc.

Investor Relations

5433 Westheimer, Suite 500

Houston, Texas 77056

(713) 860-1500

3,846,153 SHARES OF COMMON STOCK

ISSUABLE UPON THE EXERCISE

OF RIGHTS TO SUBSCRIBE FOR SUCH SHARES

AT $5.20 PER SHARE

PROSPECTUS

JULY 8, 2014